Exhibit 10.1

January 1, 2026

Brent Stringham

c/o Lantronix, Inc.

48 Discovery, Suite 250

Irvine, CA 92618

Dear Brent:

We want to thank you for your dedicated service to Lantronix, Inc (“Lantronix” or “Company”) since 2012 and to confirm the terms of your compensation adjustment, as set forth in this letter. The terms and conditions of your employment are set forth in the certain letter agreement, dated September 13, 2024, by and between you and the Company, as amended on January 6, 2025 (the “Letter Agreement”).

Effective as of the date hereof, the section of the Letter Agreement titled “BASE SALARY” is hereby amended and restated in its entirety to read as follows:

“While you are employed with the Company as Chief Financial Officer, the Company shall pay you a bi-weekly base salary in the amount of $14,423.08 ($375,000.00 on an annualized basis), less applicable withholdings and deductions, paid on the Company’s regular bi-weekly payroll dates. You will be classified as an exempt employee, and your salary will be paid on a salary basis and is intended to compensate you for all hours that you work. Your salary will be reviewed at the time executive salaries are reviewed periodically, and the Company may, in its sole discretion, adjust it to reflect Company performance, your performance, market conditions, and other factors deemed relevant by the Company.”

ACCEPTANCE

To indicate your agreement with the above, please sign the below and return a scanned copy via email to Human Resources at HR@lantronix.com.

Very truly yours,

LANTRONIX, INC.

/s/ Dennis Gallagher

Dennis Gallagher

Vice President, General Counsel and Corporate Secretary

ACKNOWLEDGED AND ACCPETED BY:

Employee Signature:	/s/ Brent Stringham
Employee Name:	Brent Stringham